FOR IMMEDIATE RELEASE	TSX symbol: CTI

CHEMOKINE THERAPEUTICS ANNOUNCES PROGRESS

ON CANCER DRUG CLINICAL DEVELOPMENT

Vancouver, BC (May 5, 2005) – Chemokine Therapeutics Corp. (the Company) (Toronto Stock Exchange: CTI), a biotechnology company developing peptide-based therapies to treat cancer, cardiovascular and infectious disease, today announced that the Company’s Clinical Advisory Board has reviewed the Phase I study of its lead anti-cancer compound, CTCE-9908, in normal healthy volunteers. The Board has also reviewed additional pre-clinical studies conducted with outside collaborators, and reached the unanimous conclusion to accelerate the CTCE-9908 development program into cancer patients. CTCE-9908 is designed to block CXCR4, a receptor found on the surface of cancer cells. CTCE-9908 inhibits the growth and spread of certain common cancers, with the potential for use with existing therapies (chemotherapy, surgery, and radiation) to improve treatment outcomes.

CTCE-9908 Well Tolerated:

The Company recently completed a Phase I, dose-escalation clinical trial using CTCE-9908 in the United Kingdom to assess its safety in healthy volunteers. In 24 patients (18 males, 6 females) CTCE-9908 was shown to be well tolerated with no serious or drug related adverse events. The study consisted of three dose levels with four subjects receiving CTCE-9908 and two receiving a placebo. The first group of subjects received placebo or CTCE-9908 at a dose of 0.5 mg/kg body weight with the subsequent groups receiving placebo or 2 and 5 mg/kg body weight respectively. The fourth group consisted of healthy women of non-child bearing potential who were administered a dose of 5 mg/kg or placebo, in the same manner as the first three groups. There were no serious adverse events noted in any subject during the study.

CTCE-9908 Reduces Cancer Spread by Two-thirds in Preclinical Trials:

In a separate study conducted by the National Cancer Institute (NCI), CTCE-9908 was found to dramatically inhibit the spread of cancer to the lung in mice that had osteosarcoma, a form of bone cancer. The group treated with CTCE-9908 had a dramatic decrease (67%) in the number of visible lung nodules due to the cancer spreading when compared to the untreated group. These results were announced at the American Association for Cancer Research 2005 Annual Meeting on April 17, 2005.

A New Target to Overcome Chemotherapy Resistance and Blood Supply to Tumors:

CTCE-9908 is designed to block CXCR4, a receptor found on the surface of cancer cells. Existing evidence suggests that blocking the CXCR4 cancer receptor may prevent the spread of cancer. Recent new evidence suggests blocking CXCR4 may also improve the effectiveness of chemotherapy at both killing cancer cells and preventing surviving cancer cells from generating their own blood supply, which allows tumors to grow. This evidence includes:

1.

Leading cancer researchers at the American Association for Cancer Research annual meeting in April, 2005 demonstrated that high CXCR4 expression in cancer cells is correlated to tumor progression, high metastasis rate and low survival rate. Blockage of CXCR4 reduces the growth of gastrointestinal tumors by reducing blood vessel growth which carries vital nutrients to a tumor. Avastin™ (Genentech) works on a protein called vascular endothelial growth factor (VEGF) and is the first approved anti-cancer drug designed to inhibit blood vessel growth to tumors.  The authors conclude that blocking CXCR4 may work independent of the VEGF mechanism, providing a new avenue for cancer drug development.

2.

A new publication by an independent laboratory in Germany has demonstrated that CXCR4 receptors on cancer cells may play a major role resistance to chemotherapy and contribute to treatment failures.  The Company believes that its anti-cancer compound CTCE-9908, which is also an antagonist of CXCR4, has the potential to work synergistically with chemotherapy to kill cancer cells in the primary tumor. Preclinical Studies exploring this new discovery are being planned.

About Chemokine Therapeutics Corp. (Toronto Stock Exchange: CTI)

Chemokine Therapeutics is a biotechnology company developing drugs in the field of chemokines and cytokines, a family of small, soluble proteins, which signal stem cell transport and growth into mature cells.  These stem cells are master primitive cells, capable of producing billions of mature cells necessary for repair and regeneration.  Chemokines and cytokines also play an important role in cancer and autoimmune disorders which can paradoxically contribute to the survival and growth of such diseases. The Company has two product candidates in clinical trials; CTCE-0214, for immune system recovery, and CTCE-9908, to prevent the spread of cancer and its continued growth.  In addition, Chemokine maintains a drug discovery program to identify new chemokine-based drug candidates. Pharmaceutical Product Development, Inc. (PPDI) and Procter & Gamble Pharmaceuticals, Inc. have signed strategic agreements with Chemokine to collaborate on research and development.  For more information, please visit our website at www.chemokine.net.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:  Statements in this document regarding managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made.  For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words "believes", "anticipates", "plans", "intends", "will", "should", "expects", "projects", and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the availability of government and insurance reimbursements for the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel and other risks detailed from time-to-time in the Company's public disclosure documents and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:

Chemokine Therapeutics Corp. Ian Harper, Director of Investor Relations & Corporate Development Phone: (604) 822-0305 E-mail: iharper@chemokine.net Internet: www.chemokine.net

U.S. Media Enquiries

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Strategic Growth International
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Email: jzimmons@sgi-ir.com

Canadian Media Enquiries

Ross Marshall

The Equicom Group Inc.

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E-mail: rmarshall@equicomgroup.com